UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2015

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 21, 2015, the Compensation Committee of the Board of Directors of Full House Resorts, Inc. (the “Company”) approved an employment agreement for Elaine L. Guidroz (the “Employment Agreement”). Under the Employment Agreement, Ms. Guidroz will be employed as Vice President of Human Resources, Secretary, General Counsel and Compliance Officer of the Company, subject to normal and customary state licensing requirements.

Ms. Guidroz has served as our Compliance Officer since November 2012, Secretary since December 2012 and as our General Counsel since January 2013. She has served as Vice President since December 2014, and previously served as Associate General Counsel from February 2012 to January 2013. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

The Employment Agreement is for a term of three (3) years, unless earlier terminated. The Employment Agreement provides for an annual base salary of $200,000 and an opportunity to earn an annual discretionary cash performance bonus, based on achievement of individual and Company-based performance criteria established by the Company’s board of directors, compensation committee and/or Chief Executive Officer, as applicable. In addition, pursuant to the Employment Agreement, Ms. Guidroz is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies each covering $200,000.

Upon Ms. Guidroz’s termination of employment due to death or disability, all vested and outstanding stock options held by Ms. Guidroz on the termination date may be exercised. The unvested portion of each each stock option will terminate.

If Ms. Guidroz’s employment is terminated by the Company without “Cause” or by Ms. Guidroz for “Good Reason” (each, as defined in the Employment Agreement), then, in addition to accrued amounts, Ms. Guidroz will be entitled to receive the following payments and benefits:

•cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of Annual Bonuses earned in the immediately preceding two years; and (ii) one (1) year’s salary, each payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•any unpaid Annual Bonus to which Ms. Guidroz would have become entitled for the calendar year of the Company that ends prior to the calendar year in which the Termination Date occurs had Ms. Guidroz remained employed through the payment date, payable in a single lump-sum payment on the date on which Annual Bonuses are paid to Company’s senior executives generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Termination Date occurs, with the actual date within such period determined by Company in its sole discretion; and

•Company-paid healthcare continuation coverage for Ms. Guidroz and her dependents for one (1) year after the termination date, unless covered by comparable insurance by a subsequent employer.

Ms. Guidroz’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

A copy of the Employment Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 21, 2015, by and among Full House Resorts, Inc. and Elaine L. Guidroz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: July 23, 2015	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 21, 2015, by and among Full House Resorts, Inc. and Elaine L. Guidroz